UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 22, 2022

Commercial Vehicle Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34365	41-1990662
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7800 Walton Parkway, New Albany, Ohio	43054
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 614-289-5360
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.1 per share	CVGI	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)(1) On December 22, 2022, the Board of Directors (the “Board”) of Commercial Vehicle Group, Inc., (the “Company”), upon the recommendation of the Compensation Committee of the Board, approved a change in compensation effective January 1, 2023 for Harold Bevis, the President and Chief Executive Officer.

Effective January 1, 2023, Mr. Bevis’ compensation will be a base salary of $825,000 per year, annual cash incentive target of $825,000, and target annual long term incentive awards of $2,350,000 for a total target compensation of $4.0 million. The increase was the result of the Company’s improved financial performance and new business wins during Mr. Bevis’ tenure, transitioning the Company to higher margin businesses, and compensation benchmarking within the Company’s peer group. Over 75% of Mr. Bevis’ compensation will be incentive-based.

(e)(2) On December 22, 2022, the Compensation Committee of the Board, approved a change in compensation effective January 1, 2023 for Rich Tajer, Chief Commercial Officer and President, Electrical Systems.

Effective January 1, 2023, Mr.Tajer’s compensation will be a base salary of $375,000 per year, annual cash incentive target of 70% of the base salary, and target annual long term incentive awards of 100% of the base salary, for a total target compensation of $1,012,500.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL VEHICLE GROUP, INC.

December 28, 2022	By:	/s/ Aneezal H. Mohamed
	Name:	Aneezal H. Mohamed
	Title:	Chief Legal Officer